Exhibit 99.1

Farmland Partners Inc. Announces Agreement for Acquisition of Hudye Farms U.S., Inc.

DENVER, May 29, 2014 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT:FPI) (the “Company”) today announced that it has entered into an agreement to purchase Hudye Farms U.S., Inc. (“HFUSI”) for $24.5 million. HFUSI owns a total of 12,500 acres of row crop farmland located primarily in Eastern Colorado, with a small portion of the farmland in Western Kansas. The Company expects to enter into approximately three-year leases with six current third-party tenants at an anticipated unlevered annual cash return of approximately 5%. The acquisition, which is subject to final documentation and customary closing conditions, is expected to close in June 2014.

“This is a hallmark transaction that will more than double the acres in Farmland Partners’ portfolio, to almost 23,000, and will substantially diversify its tenant base,” said Paul Pittman, the Company’s CEO. “Together with another transaction already announced in the same area, this acquisition gives us significant scale in the region and the ability to lower input costs for our tenants.”

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 38 farms with an aggregate of approximately 7,300 acres in Illinois, Nebraska and Colorado. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the pending acquisition. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. These forward-looking statements are based upon the Company’s present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements.  The Company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the risk that it does not consummate the acquisition of HFUSI, the risk that it does not enter into leases with tenants on the terms anticipated, or at all, and the risk that unlevered annual cash returns are lower than expected. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus related to its initial public offering dated April 10, 2014.

SOURCE Farmland Partners Inc.